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ALLENERGY MARKETING COMPANY, L.L.C.
Consolidated Balance Sheet
At September 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)
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ASSETS
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
Cash                         $  3.7
Accounts receivable and unbilled revenue, net          41.7
Inventory                    14.4
Prepaid expenses                    1.8
Other current assets                    2.0
                              ------
     Total current assets                    63.6
                              ------

Fixed assets, net                    11.7
Goodwill, net of amortization                    109.3
Investment in affiliates                    0.9
Other assets                    4.5
                              ------
     Total assets                    $190.0
                              ======


LIABILITIES AND MEMBER'S EQUITY
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Accounts payable                     $ 8.4
Accrued expenses                    19.2
Current portion of long-term debt               0.4
Other current liabilities                    8.8
                              ------
     Total current liabilities                    36.8
                              ------

Long-term debt                    0.5
Other non-current liabilities                    7.3
                              ------
     Total liabilities                    44.6
                              ------

Subordinated note payable                    142.4
Member's equity                    54.0
Retained earnings                    (51.0)
                              ------
     Total equity                    145.4
                              ------
     Total liabilities and member's equity               $190.0
                              ======

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